Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OP INCORPORATION

OF

VAC ACQUISITION CORP. II

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, VAC Acquisition Corp. II (the “Corporation”), a Delaware corporation, hereby certifies that:

1.                                        The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST and inserting in lieu thereof a new Article FIRST to read as follows:

FIRST:  The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:

Vought Aircraft Industries, Inc.

2.                                        The directors of the Corporation, by unanimous written consent approved the foregoing Amendment; and

3.                                        The common stock of the Corporation has not yet been issued; therefore, stockholder approval of the foregoing amendment is not applicable.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and executed in its corporate name by Allan M. Holt, its Chairman on this 14th day of June, 2000.

VAC Acquisition Corp. II

By:	/s/ Allan M. Holt
	Name:	Allan M. Holt
	Title:	Chairman